Exhibit 99.1

XPO Logistics Announces Third Quarter 2012 Results

Adds Three New Cold-starts

GREENWICH, Conn. — November 5, 2012 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the third quarter of 2012. Total revenue was $71.0 million for the quarter, a 49.8% increase from the same period last year.

Net loss was $3.1 million for the quarter, compared with net income of $190,000 for the same period last year. The company reported a third quarter net loss available to common shareholders of $3.9 million, or a loss of $0.22 per diluted share, compared with a net loss available to common shareholders of $44.4 million, or a loss of $5.38 per diluted share, for the same period in 2011. The third quarter 2011 results reflected a $44.6 million non-cash accounting charge related to the September 2011 equity investment in the company.

Adjusted earnings per share (“adjusted EPS”), a non-GAAP financial measure, was a loss of $0.38 for the third quarter 2012, excluding a benefit of $2.8 million, or $0.16 per diluted share, related to the reversal of a valuation allowance for deferred tax assets recorded in the second quarter of 2012. EPS and adjusted EPS include a charge of $0.04 per diluted share related to $750,000 in cumulative preferred dividends.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, was a loss of $8.9 million for the third quarter of 2012, compared with EBITDA of $775,000 for the same period in 2011. EBITDA for the third quarter of 2012 includes $1.2 million in non-cash share-based compensation expense. A reconciliation of each non-GAAP measure to its most directly comparable GAAP measure is provided in the attached financial tables.

The company had approximately $265 million of cash as of October 31, 2012.

CEO Comments

Bradley Jacobs, chairman and chief executive officer, said, “We are on point with our plan, gaining scale through acquisitions, cold-starts and the rapid expansion of our salesforce. Our revenues were up 50% in the quarter, with a 21% increase in gross margin dollars. In our freight brokerage business, gross margin dollars almost tripled from 2011. While our expedite and freight forwarding businesses faced soft market conditions, we’re positioning these operations for long-term growth. For all three of our business units, we’re executing a very specific strategy – making investments that restrain earnings in the near-term, but should create significant shareholder value over time.”

Jacobs continued, “In October, we achieved an important milestone with our acquisition of Turbo Logistics. We also acquired a small freight brokerage business, BirdDog Logistics, which we tucked into our new Charlotte cold-start. We now have four acquisitions under our belt and 15 cold-starts, including eight in freight brokerage. We added 119 salespeople in the third quarter, and we’re putting our recruits through an intensive training program. In addition, we’re beta-testing new technology to empower our salespeople with proprietary pricing tools and truck-finding capabilities. We’re now fast approaching a $500 million annual revenue run rate.”

Third Quarter 2012 Results by Business Unit

•

Freight brokerage: The company’s freight brokerage business generated revenue of $32.2 million for the quarter, a 290% improvement from the same period last year. Revenue growth was primarily due to the impact of acquisitions and the performance of the company’s eight cold-start locations. The acquisition of Kelron Logistics on August 3, 2012, had a positive revenue impact of $13.5 million. Gross margin was 12.6% for the quarter, compared with 16.5% in 2011. The decline in gross margin was primarily due to lower-margin sales during the start-up phase of cold-start locations. Operating loss was $2.4 million for the quarter, compared with operating income of $499,000 in the prior year’s period, reflecting a planned increase in SG&A expense. The increase in SG&A expense was primarily due to the expansion of the company’s cold-start branches and national operations center in Charlotte, as well as the acquisition of Kelron.

•

Expedited transportation: The company’s Express-1 business generated total revenue of $23.8 million for the quarter, a 1.4% improvement from the same period last year. The improvement was primarily due to an increase in revenues from temperature control shipments. Gross margin percentage for the quarter was 16.6%, compared with 21.4% in 2011. The decrease in gross margin percentage reflects a soft market for expedite freight, as well as higher rates paid to independent fleet owners that went into effect on March 1, 2012. Operating income was $1.2 million for the quarter, a 50.4% decrease from the same period last year, primarily due to lower gross margins and an increase in SG&A expense. The increase in SG&A expense was primarily due to increased headcount and expanded recruitment efforts for independent fleet owners, partially offset by lower incentive compensation.

•

Freight forwarding: The company’s Concert Group Logistics (CGL) business generated total revenue of $17.3 million for the quarter, a 2.3% increase from the same period last year. The increase is primarily related to higher revenues generated by company-owned branches, partially offset by a decrease in revenues at independent agent stations. Gross margin for the quarter was essentially flat at 11.1%, compared with 11.0% a year ago. Operating income was $97,000 for the quarter, compared with $639,000 last year, primarily reflecting higher SG&A costs associated with investments in cold-starts in Charlotte, N.C., Atlanta, Ga., Los Angeles, Calif., and Houston, Texas.

•

Corporate: The company’s corporate SG&A expense in the third quarter of 2012 was $8.2 million, an increase of $5.1 million compared with the same period in 2011. The increase reflects a $2.0 million increase in salaries and benefits related to executive appointments and headcount additions in corporate shared services, $1.4 million of litigation-related legal costs, $1.1 million of M&A transaction costs and a $1.0 million increase in non-cash share-based compensation expense.

Nine Months 2012 Financial Results

For the nine months ended September 30, 2012, the company reported total revenue of $170.1 million, a 27.9% increase from the first nine months of 2011.

Net loss was $11.0 million, compared with net income of $2.2 million for the same period last year. The company reported a nine-month 2012 net loss available to common shareholders of $13.3 million, or a loss of $0.89 per diluted share, compared with a net loss available to common shareholders of $42.4 million, or a loss of $5.15 per diluted share, for the same period last year. The results from the first nine months of 2011 reflected a $44.6 million non-cash accounting charge related to the September 2011 equity investment in the company. EPS includes a charge of $0.15 per diluted share related to $2.3 million in cumulative preferred dividends.

EBITDA was a loss of $15.7 million for the first nine months of 2012, compared with EBITDA of $5.0 million for the same period in 2011. EBITDA for the first nine months of 2012 includes $5.6 million, or $0.37 per diluted share, of salaries and benefits expense related to the executive team appointments and headcount additions for corporate shared services; $1.9 million, or $0.13 per diluted share, of M&A transaction costs; and $1.4 million, or $0.09 per diluted share, of litigation-related legal costs.

Adds Three Cold-starts and Tuck-in Acquisition

The company announced the opening of three new cold-starts in the third quarter: one in freight brokerage and two in freight forwarding. The new freight brokerage branch in Charlotte, N.C., will be led by Drew Wilkerson. Mr. Wilkerson most recently led the Columbia, S.C., branch that the company acquired through the Continental Freight Services transaction in May. The new freight forwarding locations are in Houston, Texas, and Kansas City, Mo. In addition, freight forwarding agent-owned locations in Chicago, Ill., and Minneapolis, Minn., were transitioned to company-owned branches.

On October 1, 2012, the company acquired certain assets of BirdDog Logistics, LLC, a freight brokerage operation with approximately $7 million of revenue, located in Charlotte, N.C. BirdDog’s salesforce and customer and lane histories were merged with the company’s cold-start in Charlotte.

Conference Call

The company will hold a conference call on Tuesday, November 6, 2012, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-800-446-1671; international callers dial +1-847-413-3362. A live webcast of the conference will be available on the Investor Relations area of the company’s website, www.xpologistics.com. The conference will be archived until December 6, 2012. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-843-7419; international callers dial +1-630-652-3042. Use participant passcode 33535681.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is one of the fastest growing providers of non-asset based, third-party freight transportation services in North America. The company uses its network of more than 20,000 relationships with ground, sea and air carriers to find the best transportation solutions for its customers. XPO Logistics offers its services through three distinct business units: freight brokerage; expedited transportation (Express-1, Inc.); and freight forwarding (Concert Group Logistics, Inc.). The company serves more than 7,500 customers in the retail, commercial, manufacturing and industrial sectors through 56 locations, including 33 branches in the United States and Canada and 23 agent offices. www.xpologistics.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as adjusted earnings per share (“adjusted EPS”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three- and nine-month periods ended September 30, 2012 and September 30, 2011. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. As shown in such attachments, we present adjusted EPS to eliminate the impact of a benefit of $2.8 million related to the reversal of a valuation allowance for deferred tax assets that was recorded in the second quarter of 2012. We believe that it is appropriate for investors to consider adjusted EPS in addition to results in accordance with GAAP. We believe this measure provides a picture of our results that is more comparable among periods since it excludes the impact of special items, which may recur, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. We believe that EBITDA improves comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences. In addition to its use by management, we believe that EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA differently, and therefore our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA should only be used as a supplemental measure of our operating performance.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in our filings with the SEC and the following: economic conditions generally; competition; our ability to find suitable acquisition candidates and execute our acquisition strategy; our ability to raise capital; our ability to attract and retain key employees to execute our growth strategy; our ability to develop and implement a suitable information technology system; our ability to maintain positive relationships with our network of third-party transportation providers; litigation; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events.

Investor Contact:

XPO Logistics, Inc.

Michelle Muniz, +1-203-930-1459

michelle.muniz@xpologistics.com or

Media Contact:

Brunswick Group

Steve Lipin / Gemma Hart, +1-212-333-3810

XPO Logistics, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Operating revenue	$70,988	$47,389	$170,088	$132,991
Expenses
Direct expense	61,064	39,169	144,925	110,384

Gross margin	9,924	8,220	25,163	22,607
Sales general and administrative expense	19,204	7,750	42,035	18,494

Operating (loss) income	(9,280)	470	(16,872)	4,113

Other (income) expense	314	0	319	62
Interest expense	15	49	30	145

(Loss) income before income tax provision	(9,609)	421	(17,221)	3,906
Income tax provision	(6,460)	231	(6,201)	1,685

Net (loss) income	(3,149)	190	(11,020)	2,221
Preferred stock beneficial conversion charge and dividends	0	(44,586)	0	(44,586)
Cumulative preferred dividends	(750)	0	(2,250)	0

Net (loss) income available to common shareholders	$(3,899)	$(44,396)	$(13,270)	$(42,365)

Basic income per share
Net (loss) income	$(0.22)	$(5.38)	$(0.89)	$(5.15)
Diluted income per share
Net (loss) income	$(0.22)	$(5.38)	$(0.89)	$(5.15)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	17,663	8,253	14,952	8,227
Diluted weighted average common shares outstanding	17,663	8,253	14,952	8,227

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(in thousands except share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$296,503	$74,007
Accounts receivable, net of allowances of $420 and $356, respectively	42,881	22,425
Prepaid expenses	1,174	426
Deferred tax asset, current	1,484	955
Income tax receivable	2,790	1,109
Other current assets	1,376	219

Total current assets	346,208	99,141

Property and equipment, net of $4,769 and $3,937 in accumulated depreciation, respectively	8,083	2,979
Goodwill	22,521	16,959
Identifiable intangible assets, net of $3,902 and $3,320 in accumulated amortization, respectively	10,487	8,053
Other long-term assets	472	509

Total long-term assets	41,563	28,500

Total assets	$387,771	$127,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,286	$8,565
Accrued salaries and wages	2,745	2,234
Accrued expenses, other	11,913	2,789
Current maturities of notes payable and capital leases	359	1,675
Other current liabilities	1,395	808

Total current liabilities	28,698	16,071

Convertible senior notes	92,757	0
Notes payable and capital leases, net of current maturities	734	454
Deferred tax liability, long term	9,761	2,346
Other long-term liabilities	3,083	410

Total long-term liabilities	106,335	3,210

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares; 75,000 shares issued and outstanding	42,794	42,794
Common stock, $.001 par value; 150,000,000 shares authorized; 17,863,223 and 8,410,353 shares issued, respectively; and 17,818,223 and 8,365,353 shares outstanding, respectively	17	8
Additional paid-in capital	260,252	102,613
Treasury stock, at cost, 45,000 shares held	(107)	(107)
Accumulated deficit	(50,218)	(36,948)

Total stockholders’ equity	252,738	108,360

Total liabilities and stockholders’ equity	$387,771	$127,641

XPO Logistics, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(in thousands, except per share amounts)

	Nine Months Ended September 30,
	2012	2011
Operating activities
Net income	$(11,020)	$2,221
Adjustments to reconcile net income to net cash from operating activities
Provisions for allowance for doubtful accounts	645	(23)
Depreciation & amortization expense	1,463	944
Stock compensation expense	3,485	297
Other	1	(9)
Changes in assets and liabilities, net of effects of acquisitions:
Account receivable	(8,078)	(2,037)
Deferred tax expense	(4,276)	788
Income tax receivable	(1,824)	479
Other current assets	(14)	568
Prepaid expenses	(422)	(351)
Other long-term assets and advances	12	101
Accounts payable	(3,136)	(1,625)
Accrued expenses	6,232	1,653
Other liabilities	23	301

Cash provided (used) by operating activities	(16,909)	3,307

Investing activities
Acquisition of businesses, net of cash acquired	(7,011)	0
Payment of acquisition earn-out	(450)	(450)
Payment for purchases of property and equipment	(3,986)	(442)
Proceeds from sale of assets	0	9

Cash Flows used by investing activities	(11,447)	(883)

Financing Activities
Credit line, net activity	(2,178)	(2,749)
Proceeds from issuance of preferred stock, net of issuance costs	0	71,628
Proceeds from issuance of convertible senior notes, net	120,287	0
Payments of notes payable and capital leases	(2,089)	(1,215)
Excess tax benefit from stock options	0	97
Proceeds from stock offering	136,961	0
Proceeds from exercise of options, net	131	727
Dividends paid to preferred stockholders	(2,250)	0

Cash flows provided by Financing Activities	250,862	68,488

Effect of exchange rate changes on cash	(10)	0
Net increase in cash	222,496	70,912
Cash, beginning of period	74,007	561

Cash, end of period of period	$296,503	$71,473

Supplemental disclosure of noncash activities:
Cash paid during the period for interest	29	166
Cash paid during the period for income taxes	244	201

Freight Brokerage

Summary Financial Table

(Unaudited)

(in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	$ Variance	Change %	2012	2011	$ Variance	Change %
Revenue
Operating revenue	$32,169	$8,246	$23,923	290.1%	$53,974	$20,916	$33,058	158.1%
Direct expense					—	—
Transportation services	27,959	6,868	21,091	307.1%	47,119	17,562	29,557	168.3%
Insurance	13	20	(7)	-35.0%	14	45	(31)	-68.9%
Other	146	—	146		239	1	238	23800.0%

Total direct expense	28,118	6,888	21,230	308.2%	47,372	17,608	29,764	169.0%

Gross margin	4,051	1,358	2,693	198.3%	6,602	3,308	3,294	99.6%

SG&A expense					—	—
Salaries & benefits	3,961	681	3,280	481.6%	6,392	1,779	4,613	259.3%
Purchased services	694	38	656	1726.3%	1,022	113	909	804.4%
Depreciation & amortization	316	11	305	2772.7%	413	32	381	1190.6%
Other	1,434	129	1,305	1011.6%	2,255	575	1,680	292.2%

Total SG&A expense	6,405	859	5,546	645.6%	10,082	2,499	7,583	303.4%

Operating (loss) income	$(2,354)	$499	$(2,853)	-571.7%	$(3,480)	$809	$(4,289)	-530.2%

Expedited Transportation

Summary Financial Table

(Unaudited)

(in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	$ Variance	Change %	2012	2011	$ Variance	Change %
Revenue
Operating revenue	$23,755	$23,419	$336	1.4%	$71,906	$67,221	$4,685	7.0%
Direct expense
Transportation services	18,803	17,634	1,169	6.6%	55,995	50,888	5,107	10.0%
Insurance	465	371	94	25.3%	1,206	1,038	168	16.2%
Other	543	406	137	33.7%	1,467	1,247	220	17.6%

Total direct expense	19,811	18,411	1,400	7.6%	58,668	53,173	5,495	10.3%

Gross margin	3,944	5,008	(1,064)	-21.2%	13,238	14,048	(810)	-5.8%

SG&A expense
Salaries & benefits	1,615	1,732	(117)	-6.8%	4,940	5,209	(269)	-5.2%
Purchased services	259	365	(106)	-29.0%	707	1,066	(359)	-33.7%
Depreciation & amortization	77	93	(16)	-17.2%	241	317	(76)	-24.0%
Other	776	365	411	112.6%	2,179	1,088	1,091	100.3%

Total SG&A expense	2,727	2,555	172	6.7%	8,067	7,680	387	5.0%

Operating income	$1,217	$2,453	$(1,236)	-50.4%	$5,171	$6,368	$(1,197)	-18.8%

Note: Total depreciation and amortization for the Expedited Transportation operating segment included in both direct expense and SG&A, was $127 and $144 for the three-month periods, respectively, and $393 and $465 for the nine-month periods, respectively, ended September 30, 2012 and 2011

Freight Forwarding

Summary Financial Table

(Unaudited)

(in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	$ Variance	Change %	2012	2011	$ Variance	Change %
Revenue
Operating revenue	$17,304	$16,918	$386	2.3%	$49,229	$48,379	$850	1.8%
Direct expense
Transportation services	12,914	12,231	683	5.6%	36,577	34,643	1,934	5.6%
Station commissions	2,428	2,798	(370)	-13.2%	7,201	8,387	(1,186)	-14.1%
Insurance	33	35	(2)	-5.7%	128	99	29	29.3%
Other	0	0	0		0	(1)	1	-100.0%

Total direct expense	15,375	15,064	311	2.1%	43,906	43,128	778	1.8%

Gross margin	1,929	1,854	75	4.0%	5,323	5,251	72	1.4%

SG&A expense
Salaries & benefits	1,059	696	363	52.2%	2,770	2,123	647	30.5%
Purchased services	207	123	84	68.3%	394	310	84	27.1%
Depreciation & amortization	145	144	1	0.7%	433	430	3	0.7%
Other	421	252	169	67.1%	1,339	878	461	52.5%

Total SG&A expense	1,832	1,215	617	50.8%	4,936	3,741	1,195	31.9%

Operating income	$97	$639	$(542)	-84.8%	$387	$1,510	$(1,123)	-74.4%

XPO Corporate

Summary of Selling, General & Administrative Expense

(Unaudited)

(in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	$ Variance	Change %	2012	2011	$ Variance	Change %
SG&A expense
Salaries & benefits	$2,301	$311	$1,990	639.9%	$6,180	$598	$5,582	933.4%
Purchased services	4,017	2,470	1,547	62.6%	7,660	3,423	4,237	123.8%
Depreciation & amortization	133	5	128	2560.0%	223	16	207	1293.8%
Other	1,792	335	1,457	434.9%	4,890	537	4,353	810.6%

Total SG&A expense	$8,243	$3,121	$5,122	164.1%	$18,953	$4,574	$14,379	314.4%

Intercompany eliminations included revenues of $2.2 million and $1.2 million for the quarters ended September 30, 2012 and 2011, respectively, as well as revenues of $5.0 million and $3.5 million for the year to date periods ended September 30, 2012 and 2011, respectively.

XPO Logistics, Inc.

Reconciliation of Adjusted EPS to Earnings per Common Shares Diluted

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net (loss) income available to common shareholders	$(3,899)	$(44,396)	$(13,270)	$(42,365)
Add back: Out of Period Valuation Allowance Released	(2,824)	0	0	0

Adjusted Net Loss	$(6,723)	$(44,396)	$(13,270)	$(42,365)

Earnings per common share—diluted	(0.22)	(5.38)	(0.89)	(5.15)
Add back: Valuation Allowance	(0.16)	0.00	0.00	0.00

Adjusted Earnings Per Share	$(0.38)	$(5.38)	$(0.89)	$(5.15)

Weighted average number of common shares outstanding—diluted	17,663	8,253	14,952	8,227

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Income

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Change %	Nine Months Ended September 30,		Change %
	2012	2011		2012	2011
Net (loss) income available to common shareholders	$(3,899)	$(44,396)	91.2%	$(13,270)	$(42,365)	68.7%
Dividends and preferred shares conversion charge	(750)	(44,586)	98.3%	(2,250)	(44,586)	95.0%

Net (loss) income	(3,149)	190	1757.4%	(11,020)	2,221	596.2%

Interest expense	15	49	-69.4%	30	145	-79.3%
Income tax provision	(6,460)	231	-2896.5%	(6,201)	1,685	-468.0%
Depreciation and amortization	722	305	136.7%	1,463	944	55.0%

EBITDA	$(8,872)	$775	1244.8%	$(15,728)	$4,995	414.9%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Basic common stock outstanding	17,663,403	8,252,891	14,952,059	8,227,375

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,714,286	3,260,870	10,714,286	1,098,901
Shares underlying the conversion of the convertible senior notes	330,784	0	111,066	0
Shares underlying warrants to purchase common stock	5,516,551	4,564,224	5,770,577	3,634,139
Shares underlying stock options to purchase common stock	507,425	402,819	549,084	361,707
Shares underlying restricted stock units	138,921	682	158,308	0

	17,207,966	8,228,595	17,303,320	5,094,746

Diluted weighted shares outstanding	34,871,369	16,481,486	32,255,379	13,322,121

For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the three-month and nine-month periods ended September 30, 2012 and 2011, respectively. The impact of this dilution was not reflected in the earnings per share calculations on the Condensed Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants to purchase common stock with an average closing market price of common stock of $14.43 per share and $15.17 per share for the three-month and nine- month periods ended September 30, 2012, respectively.